EXHIBIT 10.1

Simple Ira Plan

314 Simple IRA Savings Plan

The Bank has established a Simple IRA Savings Plan to provide employees the potential for future financial security for retirement. The Bank reserves the right to amend the plan at any time or to substitute the current plan with another form of savings plan.

To be eligible to join the Simple IRA Savings Plan you must be 21 years of age and have earned at least $5,000 in each of two prior calendar years of employment with The Bank. You may apply to come into the plan effective on the commencement date of any calendar quarter (Jan. 1, April 1, July 1, October 1) following your date of employment.

Because each contribution to a Simple IRA Savings Plan is automatically deducted from your pay before federal and state tax withholdings are calculated, you save tax dollars now by having your current taxable amount reduced. While the amounts deducted generally will be taxed when they are finally distributed, favorable tax rules typically apply to Simple IRA distributions.

The Simple IRA Savings Plan allows you to elect how much salary you want to contribute per year and direct the investment of your plan account, so you can tailor your own retirement package to meet your individual needs. The maximum amount that may be contributed to a Simple IRA is $7,000, effective just through the 2002 calendar year. The Bank makes a contribution to your Simple IRA at the end of each calendar year. The value of that contribution can change from year to year. Complete details of the Simple IRA Savings Plan are described in the Summary Plan Description provided to eligible employees and include those rules regulating the employer’s contributions. Contact your Manager for more information about the Simple IRA Savings Plan.

315 Payroll Deduction Authorization

In cooperation with Dean Witter, The Bank will withhold an amount of your choosing from the payroll credit on the 15th and the 30th of the month. There will be no income tax withheld on the amount you contribute to your plan. These funds will be sent to Dean Witter and added to your Simple IRA Plan. Contributions other than through payroll deductions are not allowed.

Please understand that Dean Witter can only execute a purchase for an individual in increments of $100 or more. If you send in an amount less than $100, the funds will be deposited into a money market account temporarily, until the account reaches $100. You may change the amount withheld at any time.

PART V — Employer Matching Contributions

The Employer must either match an Eligible Employee’s elective deferrals for a year on a dollar-for-dollar basis up to the “Applicable Percentage” of the employee’s Compensation, as described in A below or, in the alternative, make nonelective contributions on behalf of all Eligible Employees, as described in B below.

A.	Matching Contributions. For any year, the Employer must make a matching contribution to an Eligible Employee’s SIMPLE IRA account equal to the lesser of the employee’s elective deferrals for such year or the Applicable Percentage of the employee’s Compensation for such year. The “Applicable Percentage” of an Eligible Employee’s Compensation is 3 percent. However, the Employer may elect to use a lesser percentage of Compensation as the Applicable Percentage for a year provided that all of the following requirements are met:

1.	the percentage elected is at least 1 percent;

2.	the election of a lower percentage for the year would not result in the Applicable Percentage limit being lower than 3 percent in more than two of the five years (ending with such year). For purposes of this requirement, the Employer will be treated as having used an Applicable Percentage limit of 3 percent for years prior to the first year that the SIMPLE Plan was in effect with respect to the Employer and any predecessor, and

3.	the Employer must notify all Eligible Employees of its election to use an Applicable Percentage limit of less than 3 percent for a year within a reasonable period before the start of the 60-day election period for such year by including the Applicable Percentage in the Notice to Employees set forth at Appendix A.

B.	Alternative Nonelective Contributions. For any year, the Employer may elect, in lieu of matching contributions, to make a nonelective contribution to the SIMPLE IRA account of each Eligible Employee who actually receives $ (No greater than $5,000)

Compensation from the Employer for such year. Such nonelective contribution shall be an amount equal to 2 percent of the Compensation of each such Eligible Employee, regardless of whether the Eligible Employee has elective deferrals for such year. For purposes of calculating nonelective contributions, an Eligible Employee’s Compensation taken into account shall not exceed $160,000, or such higher limit (in increments of $10,000) as may be prescribed by the U.S. Treasury Department pursuant to Code section 401(a) (17). An Employer must make this election in advance of such year and notify all Eligible Employees by including the election in the Notice to Employees set forth at Appendix A.

C.	Timing of Matching or Nonelective Contributions. The Employer must make matching or nonelective contributions for a year to an Eligible Employee’s SIMPLE IRA account not later than the due date, including extensions, for the Employer’s Federal income tax return for its taxable year with or within which the year for which the contribution is made, ends.